Exhibit 99.1

Stewart Information Services Corporation Receives Canadian Antitrust Clearance

In Connection With Merger With Fidelity National Financial, Inc.

HOUSTON – (August 22, 2018) – Stewart Information Services Corporation (NYSE: STC) (“Stewart”) today announced that it has received a “no-action letter” from the Canadian Competition Bureau (the “Bureau”), indicating that the Bureau does not intend to oppose completion of Stewart’s previously announced merger (the “Merger”) with Fidelity National Financial, Inc. (NYSE: FNF) (“Fidelity”).

The Merger is expected to close by the first or second quarter of 2019, subject to the satisfaction of the remaining closing conditions, including Stewart stockholder approval, federal and state regulatory approvals and the satisfaction of other customary closing conditions.

About Stewart

Stewart is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the company’s website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Stewart’s expectations or predictions of future financial or business performance conditions. All statements, other than statements of historical or current fact, included in this communication that address activities, events, conditions or developments that Stewart expects, believes or anticipates will or may occur in the future are forward-looking statements. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon, or comparable terminology. Forward looking statements give our current expectations and projections relating to our financial conditions, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. The forward looking statements in this press release speak only as of the date of this press release. Stewart assumes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; the risk that Stewart shareholders may not adopt the merger agreement with Fidelity; the risk that the necessary regulatory approvals for the Merger may not be obtained or may be obtained subject to conditions that are not anticipated; risks that any of the closing conditions to the Merger may not be satisfied in a timely manner; the risk that the businesses of Stewart and Fidelity will not be integrated successfully following the Merger, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the Merger will not be realized; and other risks detailed in the risk factors discussed in “Item 1.A. Risk Factors” in Stewart’s and Fidelity’s most recent Annual Reports on Form 10-K, as updated by any Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Form S-4 (as defined below), the Definitive Proxy Statement (as defined below) and other filings with the U.S. Securities and Exchange Commission (“SEC”).

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger between Stewart and Fidelity. In connection with the proposed merger, Fidelity filed with the SEC on May 30, 2018, a registration statement on Form S-4 containing a proxy statement/prospectus, as amended by Amendment No. 1 on July 12, 2018 and Amendment No. 2 on July 26, 2018, which was declared effective by the SEC on August 1, 2018 (the “Form S-4”). Stewart filed a definitive proxy statement on August 1, 2018 (the “Definitive Proxy Statement”) and began to mail the Definitive Proxy Statement to its shareholders on August 1, 2018. INVESTORS AND SECURITY HOLDERS OF STEWART ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE FORM S-4 and THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the Form S-4 and the Definitive Proxy Statement, as well as other filings containing information about Stewart and Fidelity, without charge, at the SEC’s website, http://www.sec.gov. Copies of the documents filed with the SEC by Stewart (when they are available) will be available free of charge within the investor relations section of Stewart’s website at http://www.stewart.com/investor-relations.html. Copies of the documents filed with the SEC by Fidelity (when they are available) will be available free of charge within the investor relations section of Fidelity’s website at http://www.investr.fnf.com.

Participants in Solicitation

Stewart and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement between Stewart and Fidelity, including the Merger. Information regarding Stewart’s directors and executive officers is contained in Stewart’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 28, 2018, its Proxy Statement on Schedule 14A filed with the SEC on March 29, 2017, the Form S-4 and the Definitive Proxy Statement.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.